Exhibit 5.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

May 28, 2024

UBS AG,

Bahnhofstrasse 45,

CH-8001 Zurich,

Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Debt Securities”) of UBS AG, a corporation organized under the laws of Switzerland (the “Company”), pursuant to the Registration Statement on Form F-3 (as amended from time to time, the “Registration Statement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement relating to the Debt Securities has become effective under the Act, the Supplemental Debt Indenture (as defined herein) has been duly authorized, executed and delivered by the Company and become effective pursuant to its terms, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Debt Indenture (as defined herein) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Debt Securities have been duly executed and authenticated in accordance with the Debt Indenture and issued and sold as contemplated in the Registration Statement, such Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

For purposes of this opinion, “Debt Indenture” refers to the senior indenture between Credit Suisse AG and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of March 29, 2007, as it may be supplemented from time to time, including by means of the fourth supplemental indenture (the “Supplemental Debt Indenture”) to the Debt Indenture to be entered into between the Company, Credit Suisse

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AG and the Trustee in connection with the merger by absorption under Swiss law (Absorptionsfusion) whereby Credit Suisse AG (including its branches) will be absorbed by the Company (the “Merger”). Pursuant to the Supplemental Debt Indenture, the Company will become the successor to Credit Suisse AG under the Debt Indenture, effective upon the effectiveness of the Merger.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such a Debt Security would be required to render such judgment in the foreign currency or currency unit in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, that the Debt Indenture has been or will be, and the Supplemental Debt Indenture will be, duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and that all corporate action by the Company related to the Debt Securities was or will be duly authorized as a matter of Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Debt Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Debt Indenture has been or will be duly authorized, executed and delivered by Credit Suisse AG and the Trustee, assumptions which we have not independently verified.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in all prospectuses contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP